EXHIBIT 99.1

Amyris Reports Fourth Quarter and 2012 Year-End Financial Results

EMERYVILLE, Calif., Feb. 19, 2013 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leading renewable chemicals and fuels company, today announced financial results for the fourth quarter and year ended December 31, 2012.

"In the final quarter of 2012, we completed commissioning and began commercial production of our industrial-scale farnesene production plant in Brazil. Also, we secured additional capital from some of our largest shareholders," said John Melo, President & CEO of Amyris. "Amyris is focused on continued execution of our business strategy with the goal of achieving positive cash flow in 2014, underpinned by a reduced operating expense profile, strong product and collaboration revenues, and ongoing support from our investors," Melo concluded.

FINANCIAL RESULTS

Quarter Ended December 31, 2012

Aggregate revenues for the quarter ended December 31, 2012 were $5.9 million versus $41.5 million in the fourth quarter of 2011. The decline in revenue was due to the Company's planned transition out of the ethanol and ethanol-blended gasoline business, which was completed in the third quarter of 2012. Of the $5.9 million in aggregate revenues during the quarter ended December 31, 2012, $3.0 million related to renewable product sales compared to $0.7 million for the same period in the prior year.

Total research & development and sales, general & administrative expenses declined 20.3% to $35.5 million from $44.5 million in the same quarter of the prior year, primarily due to reductions in personnel related costs and overall lower spending.

GAAP net loss attributable to common stockholders for the quarter was $43.5 million ($0.72 per share) compared to a loss of $59.4 million ($1.30 per share) in the same quarter of 2011. On a non-GAAP basis, excluding stock-based compensation of $6.1 million and a loss on firm commitments related to contract manufacturing operations of $7.8 million, the net loss attributable to common stockholders was $29.7 million ($0.49 per share) compared to $52.8 million ($1.15 per share) in the prior year. A reconciliation of GAAP to non-GAAP results is included in this release.

Year Ended December 31, 2012

Aggregate revenues for the year ended December 31, 2012 were $73.7 million versus $147.0 million in the prior year. The decline in revenue was due to the Company's planned transition out of the ethanol and ethanol-blended gasoline business, which was completed in the third quarter of 2012. Renewable product sales were $10.8 million for the year compared to $0.8 million for the prior year.

Total research & development and sales, general & administrative expenses declined 10.7% to $152.3 million from $170.5 million in 2011, primarily due to reductions in personnel related costs and overall lower spending.

The 2012 GAAP net loss attributable to common stockholders was $205.1 million ($3.62 per share) compared to a loss of $178.9 million ($3.99 per share) in the prior year. On a non-GAAP basis, excluding stock-based compensation expense, loss on purchase commitments, and write off of production assets, the net loss attributable to common stockholders was $131.8 million ($2.32 per share) compared to $153.4 million ($3.42 per share) in the prior year.

The Company's balance of cash, cash equivalents and marketable securities at the end of the fourth quarter was $30.7 million. In December 2012, the Company sold 14,177,849 shares of common stock in a private placement to existing Amyris investors. The transaction included $37.25 million in cash proceeds ($22.25 million was received in December 2012; $15.0 million was received in January 2013), and the conversion by Total Gas & Power USA, SAS of $5.0 million from an outstanding senior unsecured convertible promissory note.

CONFERENCE CALL

Amyris will discuss these results and provide a business update in a conference call scheduled for today at 5:00 pm ET (2:00 pm PT). Investors may access a live audio webcast of this conference call and the earnings call presentation in the investor relations section of the Company's website at http://investors.amyris.com. A replay of the webcast will be available on the investor relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

INVESTOR CONFERENCE

Amyris will participate in the Morgan Stanley Technology, Media & Telecom Conference in San Francisco on Wednesday, February 27, 2013. CEO John Melo will make remarks at 5:30 pm ET (2:30 pm PT). A live audio webcast and replay of the presentation will be available at http://investors.amyris.com.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris's initial portfolio of commercial products is based on Biofene®, Amyris's brand of renewable farnesene, a long-chain hydrocarbon. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at amyris.com.

The Amyris, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12462

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as expectations for achieving positive cash flow in 2014, reductions in operating expenses and strong revenues from product sales and collaborations) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10Q filed on November 9, 2012. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and, therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris's operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo, Biofene and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues
Product sales	$ 3,023	$ 36,839	$ 49,638	$ 129,837
Grants and collaborations revenue	2,831	4,700	24,056	17,154
Total revenues	5,854	41,539	73,694	146,991
Costs and operating expenses
Cost of products sold	5,423	56,368	77,314	155,615
Loss on purchase commitments and write off of production assets	7,764	--	45,854	--
Research and development (1)	18,050	20,695	73,630	87,317
Sales, general and administrative (1)	17,417	23,830	78,718	83,231
Total costs and operating expenses	48,654	100,893	275,516	326,163
Loss from operations	(42,800)	(59,354)	(201,822)	(179,172)
Other income (expense):
Interest income	66	292	1,472	1,542
Interest expense	(1,388)	(371)	(4,926)	(1,543)
Other income (expense), net	736	54	224	214
Total other income (expense)	(586)	(25)	(3,230)	213
Loss before income taxes	(43,386)	(59,379)	(205,052)	(178,959)
Provision for income taxes	(228)	(253)	(981)	(552)
Net loss	$ (43,614)	$ (59,632)	$ (206,033)	$ (179,511)
Net loss attributable to noncontrolling interest	122	204	894	641
Net loss attributable to Amyris, Inc. common stockholders	$ (43,492)	$ (59,428)	$ (205,139)	$ (178,870)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.72)	$ (1.30)	$ (3.62)	$ (3.99)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	60,187,256	45,663,667	56,717,869	44,799,056

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 1,930	$ 1,648	$ 6,451	$ 6,345
Sales, general and administrative	4,143	5,008	21,022	19,147
	$ 6,073	$ 6,656	$ 27,473	$ 25,492

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 30,689	$ 103,592
Accounts receivable, net	3,846	6,936
Inventories, net	6,034	9,070
Prepaid expenses and other current assets	8,925	19,873
Total current assets	49,494	139,471
Property and equipment, net	163,121	128,101
Restricted cash	955	--
Other assets	20,112	43,001
Goodwill and intangible assets	9,152	9,538
Total assets	$ 242,834	$ 320,111

Liabilities and Equity
Current liabilities:
Accounts payable	$ 15,392	$ 26,379
Deferred revenue	1,333	3,139
Accrued and other current liabilities	24,410	30,982
Capital lease obligation, current portion	1,366	3,717
Debt, current portion	3,325	28,049
Total current liabilities	45,826	92,266
Capital lease obligation, net of current portion	1,244	2,619
Long-term debt, net of current portion	100,839	13,275
Deferred rent, net of current portion	8,508	9,957
Deferred revenue, net of current portion	4,255	4,097
Other liabilities	15,933	37,085
Total liabilities	176,605	159,299

Amyris, Inc. stockholders' equity	67,106	161,052
Noncontrolling interest	(877)	(240)
Total stockholders' equity	66,229	160,812

Total liabilities and stockholders' equity	$ 242,834	$ 320,111

Amyris, Inc.
Supplemental Consolidated Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Other Selected Financial Information:
Capital expenditures and deposits on property and equipment	$ 5,952	$ 25,776	$ 56,858	$ 97,024
Depreciation and amortization	$ 4,255	$ 3,349	$ 14,941	$ 11,077

Product sales
Ethanol and Ethanol-blended Gasoline	$ --	$ 36,174	$ 38,836	$ 129,074
Renewables	3,023	665	10,802	763
Total product sales	$ 3,023	$ 36,839	$ 49,638	$ 129,837

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:

Net loss attributable to Amyris Inc., common stockholders (GAAP)	$ (43,492)	$ (59,428)	$ (205,139)	$ (178,870)
Stock-based compensation expense	6,073	6,656	27,473	25,492
Loss on purchase commitments and write off of production assets	7,764	--	45,854	--
Net loss attributable to Amyris Inc., common stockholders (Non-GAAP)	$ (29,655)	$ (52,772)	$ (131,812)	$ (153,378)

Net loss per share attributed to common stockholders, basic and diluted (GAAP)	$ (0.72)	$ (1.30)	$ (3.62)	$ (3.99)
Stock-based compensation expense	0.10	0.15	0.48	0.57
Loss on purchase commitments and write off of production assets	0.13	--	0.82	--
Net loss per share attributed to common stockholders, basic and diluted (Non-GAAP)	$ (0.49)	$ (1.15)	$ (2.32)	$ (3.42)
CONTACT: Amyris, Inc.
         (510) 740-7481
         investor@amyris.com